UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 27, 2026
HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2402	41-0319970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hormel Place, Austin, Minnesota	55912-3680
(Address of principal executive offices)	(Zip Code)

(507) 437-5611
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01465 par value	HRL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2026, the Board of Directors (the “Board”) of Hormel Foods Corporation (the “Company”) appointed John F. Ghingo, the Company’s current President and a member of the Board, as the Company’s President and Chief Executive Officer, effective October 26, 2026. Mr. Ghingo will continue to serve as a member of the Board.
Jeffrey M. Ettinger’s service as Interim Chief Executive Officer will conclude on October 25, 2026, in accordance with the terms of the previously disclosed Employment Agreement, dated June 20, 2025, between the Company and Mr. Ettinger. Mr. Ettinger will continue to serve as a member of the Board.
Mr. Ghingo, age 53, brings over 20 years of experience in the consumer-packaged foods industry to the position of President and Chief Executive Officer. He has served as the Company’s President since July 2025, and previously served as the Company’s Executive Vice President – Retail from October 2024 to July 2025, Group Vice President, Retail from September to October 2024, and President of Applegate Farms, LLC, a Company subsidiary, from April 2018 to January 2022. From January 2022 to August 2024, Mr. Ghingo served as the Chief Executive Officer of Whisps Acquisition Corporation, a better-for-you snacking company. Mr. Ghingo holds an undergraduate degree in marketing from the University of Notre Dame, and an M.B.A. from the Stern School of Business at New York University.
In connection with the Board’s appointment of Mr. Ghingo, effective July 27, 2026, the Board approved an increase in Mr. Ghingo’s annual base salary from $730,000 per year to $1.2 million per year and an increase in Mr. Ghingo’s target opportunity under the Company’s annual short-term incentive compensation program from 125% to 150% of Mr. Ghingo’s new base salary rate for fiscal year 2026, which shall be prorated for service under the new target opportunity during fiscal year 2026.
As President and Chief Executive Officer, Mr. Ghingo will be entitled to the following compensation and benefits: (1) an annual base salary at the initial rate of $1.28 million per year; (2) participation in the Company’s annual short-term incentive compensation program, with a target award opportunity equal to 150% of Mr. Ghingo’s annual base salary rate for each fiscal year; (3) participation in the Company’s long-term incentive compensation plan, with an annual long-term incentive target of $6.8 million, approximately 50% of which will be delivered in the form of long-term performance-based cash incentive awards, 25% of which will be delivered in the form of stock option awards, and 25% of which will be delivered in the form of time-based restricted stock units (with grants currently anticipated to be made starting in December 2026 on terms consistent with the Company’s other senior executives); (5) access to Company aircraft for personal travel, up to $150,000 in aggregate incremental cost to the Company each fiscal year; (6) standard executive benefit and health and welfare plan participation; and (7) paid vacation in accordance with Company vacation policies applicable to other senior executives of the Company. Mr. Ghingo will also be eligible for benefits under the Company’s Executive Severance Plan with a severance factor of two times based on his position as President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORMEL FOODS CORPORATION

Dated: July 28, 2026	By:	/s/ Colleen Batcheler
Name: Colleen Batcheler
Title: Senior Vice President, External Affairs, General Counsel & Corporate Secretary